PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-78575
(To Prospectus dated March 15, 2011)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Internet HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Internet HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Amazon.com, Inc.	AMZN	18.0000	NASDAQ GS
AOL Inc.	AOL	1.2727	NYSE
E*TRADE Financial Corporation	ETFC	1.2000	NASDAQ GS
EarthLink, Inc.	ELNK	6.2300	NASDAQ GS
eBay Inc.	EBAY	48.0000	NASDAQ GS
ModusLink Global Solutions, Inc.	MLNK	1.0000	NASDAQ GS
priceline.com Incorporated	PCLN	1.1667	NASDAQ GS
RealNetworks, Inc. 1	RNWKD	2.0000	NASDAQ GS
TD AMERITRADE Holding Corporation	AMTD	9.0000	NASDAQ GS
Time Warner Cable Inc.	TWC	3.5141	NYSE
Time Warner Inc.	TWX	14.0000	NYSE
Yahoo! Inc.	YHOO	52.0000	NASDAQ GS

1 Effective August 31, 2011, the 1-for-4 reverse stock split of RealNetworks, Inc., an underlying constituent of the Internet HOLDRS Trust, became effective.  The quantity of shares of RealNetworks, Inc. represented by each 100 share round-lot of Internet HOLDRS will decrease from 8 shares to 2 shares.  As a result, once the split has been effected by the Depository Trust Company, deposits of RealNetworks, Inc. for creations of Internet HOLDRS will decrease from 8 shares to 2 shares per round-lot of 100 Internet HOLDRS.  Also effective August 31, 2011, RealNetworks, Inc.’s CUSIP changed from 75605L104 to 75605L708 and its ticker changed from RNWK to RNWKD.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 15, 2011.